Exhibit 21.1

NUVATION BIO INC.

List of Subsidiaries

Subsidiary	Jurisdiction

Nuvation Bio Operating Company Inc.	Delaware

Nuvation Holdings, LLC	New York

RePharmation Ltd.	Bermuda